Pricing Supplement Dated April 26, 1999
(To  Prospectus  dated July 8, 1998, and  Prospectus  Supplement  dated July 13,
1998)

The Charles Schwab Corporation
Medium-Term Notes, Series A (Fixed Rate)
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Trade Date:  April 26, 1999             Original Issue Date:  April 29, 1999
Principal Amount:  $20,000,000          Net Proceeds to Issuer:  $19,900,000
Issue Price:  100%                      Interest Payable:  March 1, September 1,
Agent's Discount or Commission:  .500%                     and at maturity
Interest Rate:  6.04%                  Agent's Capacity:   X  Principal
                                                          ---
Maturity Date:  April 29, 2004                                Agent
                                                          ---
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Form:                       X   Book-Entry
                           ---
                                Certificated
                           ---

Redemption:                 X   The Notes cannot be redeemed prior to maturity
                           ---
                                The Notes may be redeemed prior to maturity
                           ---
                  Initial Redemption Date:
                  Initial Redemption Price:
                  Annual Redemption Price Reduction:

Repayment:                  X   The Notes cannot be repaid prior to maturity
                           ---
                                The Notes can be repaid prior to maturity at the
                                option of the holder of the note
                           ---
                  Repayment Date:
                  Repayment Price:

Discount Note:             Yes       X   No
                      ---           ---

                  Total Amount of OID:
                  Yield to Maturity:
                  Initial Accrual Period:

Ranking:           X   Senior            Senior Subordinated
                  ---               ---


The second paragraph under the caption "Sale, Exchange or Retirement of the Notes" in the Company's Prospectus Supplement, dated July 13, 1998, is hereby amended in its entirety to read as follows:

     Subject to the discussion relating to Short-Term Notes above, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss. For this purpose, Holders of Amortizing Notes acquired at a cost less than par will recognize some amount of capital gain upon the receipt of each principal payment, the same as though they had sold a proportionate amount of the related Amortizing Note. As a general rule, gains realized by certain noncorporate Holders from the sale, exchange or redemption of a Note, or upon the receipt of a principal payment on an Amortizing Note acquired at a cost less than par, may be taxable at lower maximum rates than ordinary income if such Holder has held the Note for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.
                                                  Morgan Stanley Dean Witter